From:   EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR  IMMEDIATE RELEASE

EnviroStar, Inc. Announces the Sale of a Master Franchise License for Mexico

Miami, FL – April 16, 2014 – EnviroStar, Inc. (NYSE MKT:EVI) today reported the sale of a Master Franchise license for the country of Mexico through its wholly owned subsidiary, DRYCLEAN USA License Corp. The Company had previously established an office in Mexico for the purpose of expanding the number of individual franchises. With this sale, it will be the Master Franchisor’s responsibility to further develop the country and add to the number of existing franchisees.

Michael S. Steiner, President and Chairman of the Board, stated, “The Company has met a strategic goal with this sale for the further development of its drycleaning and franchise business. It also enables the Company to focus on other Latin American countries to establish other Master Franchises, and through them increase the Company’s equipment sales in addition to royalty revenues.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.